EXHIBIT 2


                           VOTING AND OPTION AGREEMENT

                          DATED AS OF OCTOBER __, 2003

                                     BETWEEN

                                   CIBER, INC.

                                       AND

                                  T. SCOTT COBB

                                       AND

                               T. SCOTT COBB, JR.

                                       AND

                                  JEFFREY COBB


                           VOTING AND OPTION AGREEMENT

         VOTING AND OPTION AGREEMENT, dated as of October __, 2003, between CIBER, INC., a Delaware corporation ("CIBER"), and the persons listed on signature pages hereof (each, a "Shareholder" and, collectively, the "Shareholders").

                                    RECITALS

         1. Each Shareholder owns the number of shares of Common Stock, par value $0.01 per share (the "Common Stock"), of SCB Computer Technology, Inc., a Tennessee corporation (the "Company"), set forth opposite such Shareholder's name on Schedule A hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by any Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

         2. Concurrently with the execution and delivery of this Agreement, CIBER, SCB Acquisition Corporation and the Company are entering into an Agreement and Plan of Merger (as the same may from time to time be modified, supplemented or restated, the "Merger Agreement") providing for the merger of SCB Acquisition Corporation with and into the Company (the "Merger") upon the terms and subject to the conditions set forth therein; and

         3. As a condition and inducement to CIBER's willingness to enter into the Merger Agreement, the Shareholders desire to enter into this Agreement, pursuant to which the Shareholders are agreeing, among other things, to vote the Subject Shares in favor of the adoption of the Merger Agreement and grant CIBER the right to purchase the Subject Shares on the terms herein specified.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:


                                    ARTICLE I

                         REPRESENTATIONS AND WARRANTIES
                               OF EACH SHAREHOLDER

         Each Shareholder, severally and not jointly, represents and warrants to CIBER as follows:

         Section 1.1. Authority. Such Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms. If such Shareholder is married and the Subject Shares of such Shareholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding with respect to such Subject Shares, this Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder's spouse, enforceable against such spouse in accordance with its terms.

         Section 1.2.    No Conflicts; Required Filings and Consents.
                         -------------------------------------------

                  (a) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without due notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or to such Shareholder's property or assets.

                  (b) The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in the Merger Agreement), except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Shareholder of any of his obligations under this Agreement.

         Section 1.3. The Subject Shares. Such Shareholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth opposite such Shareholder's name on Schedule A hereto, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. Such Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Shareholder's name on Schedule A hereto. Such Shareholder has the sole right to vote, or to dispose, of such Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. There are no agreements or arrangements of any kind, contingent or otherwise, obligating such Shareholder to sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose or encumber (each, a "Transfer"), or cause to be Transferred, any of the Subject Shares, and no Person (as defined in the Merger Agreement) has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

         Section 1.4. Reliance by CIBER. Such Shareholder understands and acknowledges that CIBER is entering into the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement and the representations, warranties, and agreements of such Shareholder herein.

         Section 1.5. Litigation. There is no action, proceeding or investigation pending or threatened against such Shareholder that questions the validity of this Agreement or any action taken or to be taken by such Shareholder in connection with this Agreement.

         Section 1.6. Finder's Fees. No broker, investment bank, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholders. The arrangements with Harris Nesbitt referred to in the Merger Agreement shall not be deemed to constitute arrangements made by or on behalf of the Shareholders.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                    OF CIBER

         CIBER represents and warrants to each of the Shareholders as follows:

         Section 2.1. Authority. CIBER has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by CIBER and constitutes a valid and binding obligation of CIBER enforceable in accordance with its terms.

         Section 2.2.    No Conflicts; Required Filings and Consents.
                         -------------------------------------------

                  (a) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without due notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to CIBER or to CIBER's property or assets.

                  (b) The execution and delivery of this Agreement by CIBER does not, and the performance of this Agreement by CIBER will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in the Merger Agreement), except for the filing by CIBER of a Form 13D and, in the event of a Triggering Event (as defined herein), a Form 3 with the Securities and Exchange Commission, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by CIBER of any of its obligations under this Agreement.

                                   ARTICLE III

                            VOTING OF SUBJECT SHARES

         Section 3.1. Agreement to Vote. From the date hereof, and until the termination of this Agreement in accordance with Section 6.1, each Shareholder, severally and not jointly, agrees as follows:

                  (a) At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Shareholder shall vote (or cause to be voted) the Subject Shares in favor of the adoption by the Company of the Merger and the approval of the Merger Agreement and any actions required in furtherance thereof and each of the transactions contemplated by the Merger Agreement.

                  (b) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, each Shareholder shall vote (or cause to be voted) its Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, and (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Subject Shares other than in connection with the transactions contemplated by the Merger. Each Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

         Section 3.2. No Solicitation of Transactions. Subject to the terms of
Section 5.1, none of the Shareholders nor any of their affiliates shall, directly or indirectly, and each Shareholder shall instruct his agents, advisors and other representatives (including without limitation, any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries or proposals regarding any Acquisition Proposal (as defined in the Merger Agreement). Each Shareholder and each of his agents, advisors and other representatives shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than CIBER) conducted heretofore with respect to any of the foregoing. Each Shareholder shall promptly advise CIBER orally and in writing of (x) any proposal for an Acquisition Proposal or any request for information with respect to any proposal for an Acquisition Proposal received by such Shareholder or any of his agents, advisors or other representatives, the material terms and conditions of such proposal for an Acquisition Proposal or request and the identity of the person making such proposal for an Acquisition Proposal or request (and provide CIBER with copies of any written proposal for an Acquisition Proposal or amendments or supplements thereto) and (y) any changes in any such proposal for an Acquisition Proposal or request.

                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

         Section 4.1. No Disposition or Encumbrance of Subject Shares. Except as provided in the next to the last sentence of this Section 4.1, each Shareholder agrees not to, directly or indirectly, (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than in accordance with the Merger Agreement or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement. Subject to the next to the last sentence of this Section 4.1, each Shareholder further agrees not to commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, each Shareholder shall have the right to Transfer its Subject Shares to a Permitted Transferee (as defined in this Section 4.1) of such Shareholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to CIBER, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement. "Permitted Transferee" means, with respect to any Shareholder, (A) any other Shareholder, (B) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Shareholder, (C) any trust, the trustees of which include only the Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A) or (B), or (D) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the Persons named in clause (A) or (B).

         Section 4.2. Disclosure. Each of the Shareholders hereby permits CIBER to publish and disclose in all documents and schedules filed with or furnished to the SEC in connection with the Merger, such Shareholder's identity and ownership of the Subject Shares and the nature of such Shareholder's commitments, arrangements and understandings under this Agreement.

         Section 4.3. Reasonable Efforts. Each Shareholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, and to carry out the intent and purposes of this Agreement.

         Section 4.4. Irrevocable Proxy. Each Option Shareholder (as defined below) hereby constitutes and appoints David Durham with full power of substitution, as the proxy pursuant to the provisions of Section 48-17-203 of the Tennessee Business Corporation Act and attorney of such Option Shareholder, and hereby authorizes and empowers David Durham to represent, vote and otherwise act (by voting at any meeting of the shareholders of the Company, by written consent in lieu thereof or otherwise) with respect to the Option Shares (as defined below) owned or held by such Option Shareholder regarding the matters referred to in Sections 3.1(a) and (b) until the termination of this Agreement, to the same extent and with the same effect as such Option Shareholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to the immediately preceding sentence is coupled with an interest and shall be irrevocable. Each Option Shareholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Option Shares owned or held by such Option Shareholder regarding the matters referred to in Sections 3.1(a) and (b).

         Section 4.5.    Option.
                         ------

                  (a) The Shareholders other than T. Scott Cobb Jr. (the "Option Shareholders") hereby grant to CIBER an irrevocable option (the "Option") to purchase that portion of the Subject Shares held by each Option Shareholder (the "Option Shares") at a price of $2.15 per share, subject to adjustment as provided in Section 4.5(c) (as adjusted, the "Option Price"). The Option shall be exercisable at any time after the occurrence of a Triggering Event (as defined in the Merger Agreement) and prior to the Option Termination Date (as defined herein).

                  (b) If CIBER elects to exercise the Option, CIBER shall notify the Option Shareholders of such election by delivering a written notice to that effect setting forth the date for the consummation of the purchase (such date being referred to as the "Option Closing Date"), which date shall be no earlier than ten (10) days after the Triggering Event or later than thirty (30) days after the date the notice is delivered. CIBER shall have the right to exercise the Option as to all, but not less than all, of the Option Shares. On the Option Closing Date, CIBER shall pay to each of the Option Shareholders an amount equal to the number of Option Shares being sold by such person multiplied by the Option Price. Such amount shall be paid by wire transfer of immediately available funds to such account or accounts of the selling Option Shareholders as such Option Shareholder shall designate to CIBER, not less than three (3) business days prior to the Option Closing Date. On the Option Closing Date, the Option Shareholders shall deliver to CIBER stock certificates representing all of the Option Shares, duly endorsed in blank or accompanied by duly executed instruments of transfer. Each Option Shareholder shall deliver his Option Shares to CIBER free and clear of security interests, liens and rights of third parties.

                  (c) If the Company shall at any time subdivide or split its outstanding shares of Common Stock into a greater number of shares or declare any dividend on the Common Stock payable in shares of Common Stock, the Option Price in effect immediately prior to such subdivision, split, or dividend shall be proportionately decreased, and conversely, if the outstanding shares of Common Stock shall be combined into a smaller number, the Option Price in effect immediately prior to such combination shall be proportionately increased.

                  (d) The "Option Termination Date" shall mean the earlier of
(i) the Effective Time (as defined in the Merger Agreement), or (ii) the closing of a transaction that causes the Triggering Event, but in no event not later than one year after the date of the Triggering Event.

                  (e) Upon the written request of CIBER, the Option Shareholders shall deliver the Option Shares to the Company and instruct the Company to place the following legend on each certificate representing the Option Shares and record corresponding stop transfer instructions to its transfer agent:

 THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A VOTING AND OPTION AGREEMENT DATED AS OF OCTOBER __, 2003 BY AND AMONG CIBER, INC., T. SCOTT COBB, T. SCOTT COBB, JR. AND JEFFREY COBB. COPIES OF SUCH AGREEMENT ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

                                    ARTICLE V

                              SHAREHOLDER CAPACITY

         Section 5.1. Shareholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person's capacity as a director or officer. Each Shareholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Shareholder's Subject Shares and nothing herein shall limit, restrict or affect any actions taken by a Shareholder in its capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement or following the termination of the Merger Agreement.

                                   ARTICLE VI

                                   TERMINATION

         Section 6.1. Termination. This Agreement, other than the provisions of
Section 4.5, shall terminate upon the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms, except that a termination of this Agreement shall not relieve any party from liability for any breach hereof. The provisions of Section 4.5 shall terminate on the Option Termination Date.


                                   ARTICLE VII

                                  MISCELLANEOUS

         Section 7.1. Additional Shares. In the event any Shareholder becomes the legal or beneficial owner of any additional shares or other securities of the Company (the "Additional Securities"), any securities into which such shares or securities may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or securities, then the terms of this Agreement shall apply to such securities. Each Shareholder agrees not to purchase or in any other manner acquire any Additional Securities, except for the purchase or other acquisition pursuant to Section 4.1 of Common Stock that is held by another Shareholder as of the date hereof.

         Section 7.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to its principles or rules of conflicts of laws to the extent that such principles or rules would require or permit the application of the law of another jurisdiction.

         Section 7.3. Jurisdiction. Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the Courts of the State of Tennessee or any United States District Court located within the State of Tennessee (each, a "Tennessee Court"), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any Tennessee Court, and any claim that any such action or proceeding brought in any Tennessee Court has been brought in an inconvenient forum, and (iii) submits to the non-exclusive jurisdiction of Tennessee Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in a Tennessee Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

         Section 7.4. WAIVER OF JURY TRIAL. EACH OF THE PARTIES AGREES AND ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.

         Section 7.5. Specific Performance. Each Shareholder acknowledges and agrees that (i) the obligations and agreements of such Shareholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) CIBER is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such Shareholder's obligations or agreements will cause CIBER irreparable injury for which adequate remedies are not available at law. Therefore, each Shareholder agrees that CIBER shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Shareholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies CIBER may have.

         Section 7.6. Amendment, Waivers, etc. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by CIBER and the Shareholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

         Section 7.7. Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that (i) any Permitted Transferee acquiring any Subject Shares in accordance with Section 4.1 shall, on the terms provided in Section 4.1, become a "Shareholder", and (ii) CIBER may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of CIBER. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

         Section 7.8. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

         Section 7.9. Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one (1) Business Day after being sent by overnight courier service or received by telecopy at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

                  (a) if to CIBER to:

                         CIBER, Inc.
                         5251 DTC Parkway, Suite 1400
                         Greenwood, Village, Colorado 80111
                         Attn: David Durham
                         Facsimile: (303) 267-3899

                  (b) if to T. Scott Cobb.

                         =====================
                         Facsimile: ____________

                  (c) if to T. Scott Cobb, Jr. to:
                         =====================

                         Facsimile: ____________

                  (d) if to Jeffrey Cobb a copy to:

                         =====================
                         Facsimile: ____________

         Section 7.10. Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.
         Section 7.11. Severability. If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

         Section 7.12. Integration. This Agreement, including all exhibits and schedules attached hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings or agreements relating to the subject matter hereof and thereof.

         Section 7.13. Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         Section 7.14. Further Assurances. From time to time at the request of CIBER, and without further consideration, each Shareholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

         Section 7.15. Stop Transfer. Each of the Shareholders agrees that such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares, unless such transfer is made in compliance with this Agreement.

         Section 7.16. Public Announcements. CIBER, on the one hand, and each Shareholder, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, including state and federal securities laws, rules and regulations, court process or pursuant to any listing agreement with any securities exchange or as respective counsel for such party shall deem appropriate. In the event the transactions contemplated herein are not consummated, CIBER, on the one hand, and each Shareholder, on the other hand, shall hold all information provided to each by the other in strict confidence, and shall not disclose or disseminate such information to anyone other than its employees, lenders, investors and professional advisors (such as financial consultants, accountants and counsel) with a need to know or as required by law.

         Section 7.17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

                                CIBER, INC.



                                By: /s/ David G. Durham
                                ---------------------------------------
                                Name:   David G. Durham
                                ---------------------------------------
                                Title:  Senior VP/CFO
                                ---------------------------------------

                                /s/ T. Scott Cobb
                                ---------------------------------------
                                T. Scott Cobb

                                /s/ T. Scott Cobb, Jr.
                                ---------------------------------------
                                T. Scott Cobb, Jr.

                                /s/ Jeffrey Cobb
                                ---------------------------------------
                                Jeffrey Cobb

                                    EXHIBIT A

                           Ownership of Subject Shares


                   Shareholder                                   Shares
                  -----------                                    ------
                 T. Scott Cobb                                _____________
                 T. Scott Cobb, Jr.                             1,054,671
                 Jeffrey Cobb                                    182,000